Exhibit 99.1

	PRESS RELEASE	Contact:	Bret J. Eckert
972-562-9473	October 27, 2020		Chief Financial Officer

ENCORE WIRE REPORTS THIRD QUARTER and YEAR TO DATE RESULTS,
MAINTAINS BALANCE SHEET AND LIQUIDITY STRENGTH
McKinney, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the third quarter of 2020.
Third Quarter and YTD 2020 Highlights
•Third Quarter Earnings per diluted share of $1.02; YTD Earnings per diluted share of $2.51
•Third Quarter Net income of $21.0 million; YTD Net income of $52.0 million
•Cash on hand of $217.1 million as of September 30, 2020
•Current Ratio of 5.88 as of September 30, 2020
•No long-term debt and revolving credit line paid down to zero
•Company repurchased 441,250 shares year-to-date
•The Company’s Board of Directors has declared a quarterly dividend of $0.02 per share
Net sales for the third quarter ended September 30, 2020 were $339.7 million compared to $321.2 million for the third quarter of 2019. Copper unit volume, measured in pounds of copper contained in the wire sold, decreased 7.1% in the third quarter of 2020 versus the third quarter of 2019. As stated for the previous quarter, customer buying patterns began to return to more historical levels beginning late in the second quarter and continuing in our third quarter, driven by the re-opening of many state and local economies.
Gross profit percentage for the third quarter of 2020 was 15.7% compared to 13.4% in the third quarter of 2019. The average selling price of wire per copper pound sold increased 12.0% in the third quarter of 2020 versus the third quarter of 2019, while the average cost of copper per pound purchased increased 9.4%. Net income for the third quarter of 2020 was $21.0 million versus $16.4 million in the third quarter of 2019. Fully diluted net earnings per common share were $1.02 in the third quarter of 2020 versus $0.78 in the third quarter of 2019.
Net sales for the nine months ended September 30, 2020 were $896.1 million compared to $972.7 million during the same period in 2019. Copper unit volume, measured in pounds of copper contained in the wire sold, decreased 8.5% in the nine months ended September 30, 2020 versus the nine months ended September 30, 2019.
Gross profit percentage for the nine months ended September 30, 2020 was 15.1% compared to 13.4% during the same period in 2019. The average selling price of wire per copper pound sold decreased 0.9% in the nine months ended September 30, 2020 versus the nine months ended September 30, 2019, while the average cost of copper per pound purchased decreased 3.3%. Net income for the nine months ended September 30, 2020 was $52.0 million versus $47.6 million in the same period in 2019. Fully diluted net earnings per common share were $2.51 in the nine months ended September 30, 2020 versus $2.27 in the same period in 2019.
On a sequential quarter comparison, net sales for the third quarter of 2020 were $339.7 million versus $253.6 million during the second quarter of 2020. Sales dollars increased due to a 14.3% unit volume increase of copper building wire sold, combined with an 18.4% increase in the average selling price per pound of copper wire sold on a sequential quarter comparison.
Gross profit percentage for the third quarter of 2020 was 15.7% compared to 14.4% in the second quarter of 2020. Copper wire sales prices increased 18.4%, while the price of copper purchased increased 17.1%. Net income for the third quarter of 2020 was $21.0 million versus $12.3 million in the second quarter of 2020. Fully diluted net income per common share was $1.02 in the third quarter of 2020 versus $0.60 in the second quarter of 2020.
Aluminum wire represented 9.1% and 9.2%, respectively, of our net sales in the three month and nine month periods ended September 30, 2020.
Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “As the country reopens and the economy begins to recover, the strong earnings posted in the third quarter ended September 30, 2020 attest to the strength of our business model to weather uncertain times. Our balance sheet remains strong with $217.1 million of cash on hand at September 30th to fund our growth and expansion plans. I’m very proud of how our employees are responding to the current crisis, allowing us to remain fully operational to serve our customers and drive value for our shareholders. Detailed below are some key items to note in the quarter.
Copper unit volumes increased 14.3% on a sequential quarter basis as we experienced a renewed optimism from our customers during the third quarter as order volumes started to normalize and all states reopened for construction. On a comparative basis, volumes remained suppressed due to the pandemic with copper unit volumes declining 7.1% and 8.5% for the three-month and nine-month periods ended September 30, 2020 versus the three and nine-month periods in 2019. Comex copper prices experienced a steady rise throughout the third quarter which had a positive impact on spreads. Copper spreads increased 17.2% on a comparative quarter basis and 20.7% on a sequential quarter basis. Copper spreads increased 3.9% for the nine-months ended September 30, 2020 compared to the nine-month period in 2019.

In March 2020 the World Health Organization declared COVID-19 a global pandemic and recommended containment and mitigation measures worldwide. The Company is unable to predict the impact that COVID-19 will have on our financial position and operating results in future periods due to numerous uncertainties. The duration and severity of the outbreak and its long-term impact on our business remain uncertain.
The health and safety of our employees and their families remain our top priority, and we are following CDC guidelines to maintain safe working conditions. We are very proud that some of the products we manufacture are being utilized to power temporary buildings and pop-up medical facilities in the fight against COVID-19. Our distributors remain very thankful we continue to serve during this critical time.
We believe Encore Wire is well positioned to navigate successfully the current economic environment, continuing to serve the markets during this critical time. As we address the near-term challenges, we remain focused on the long-term opportunities for our business. We believe that our superior order fill rates continue to enhance our competitive position. As orders come in from electrical contractors, our distributors can continue to depend on us for quick deliveries coast to coast. Our balance sheet remains very strong. We have no long-term debt, and our revolving line of credit is paid down to zero. In addition, we had $217.1 million in cash at the end of the quarter. During the first nine months of 2020 we repurchased 441,250 shares of our common stock in the open market. We also declared a $0.02 cash dividend during the quarter.
Our two-phased expansion plans announced earlier this year continue in earnest. Due to increased lead times required for certain machinery and equipment in the current environment, we have accelerated the timing of orders with manufacturers, which has shifted spending between years. We now expect capital expenditures to range from $95 - $100 million in 2020, $100 - $120 million in 2021 and $30 - $50 million in 2022.
Our low-cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe they are continuing to prove valuable now. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.”
The Company will host a conference call to discuss the third quarter results on Wednesday, October 28, 2020, at 10:00 am Central time. Hosting the call will be Daniel Jones, Chairman, President and Chief Executive Officer, and Bret Eckert, Vice President and Chief Financial Officer. To participate in the call, the dial-in number is 800-993-8735, and the confirmation number is 49908080. In order to be put through to the call, you will be required to give the call screener your full name and your company name. Please call in early to avoid being delayed by the information collection and missing the start of the call. A replay of this conference call will be accessible in the Investors section of our website, www.encorewire.com, for a limited time.
Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line.

The matters discussed in this news release may include forward-looking statements. Forward-looking statements can be identified by words such as: “anticipate”, “intend”, “plan”, “goal”, “seek”, “believe”, “project”, “estimate”, “expect”, “strategy”, “future”, “likely”, “may”, “should”, “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Therefore, you should not rely on any of these forward-looking statements. Examples of such uncertainties and risks include, but are not limited to, statements about the pricing environment of copper, aluminum and other raw materials, the duration, magnitude and impact of the ongoing COVID-19 global pandemic, our order fill rates, profitability and stockholder value, payment of future dividends, future purchases of stock, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of measures of financial performance calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), to compare to the performance of other companies who also publicize this information. EBITDA is not a measurement of financial performance calculated and presented in accordance with GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of financial performance calculated and presented in accordance with GAAP.
The Company has reconciled EBITDA with net income for fiscal years 1996 to 2019 on previous reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
In Thousands	2020	2019	2020	2019
Net Income	$21,012	$16,401	$51,967	$47,594
Income Tax Expense	6,136	4,948	15,561	14,308
Interest Expense	61	60	179	178
Depreciation and Amortization	4,993	4,469	14,314	13,254
EBITDA	$32,202	$25,878	$82,021	$75,334

Encore Wire Corporation
Balance Sheets
(In Thousands)

	September 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current Assets
Cash and Cash Equivalents	$217,103	$230,965
Accounts Receivables, net	257,210	223,098
Inventories, net	87,171	89,684
Prepaid Expenses and Other	3,225	5,491
Total Current Assets	564,709	549,238
Property, Plant and Equipment, net	376,212	333,179
Other Assets	600	737
Total Assets	$941,521	$883,154

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade Accounts Payable	$58,122	$40,509
Accrued Liabilities and Other	37,951	34,787
Total Current Liabilities	96,073	75,296
Long-Term Liabilities
Deferred Income Taxes and Other	31,798	28,762
Total Long-Term Liabilities	31,798	28,762
Total Liabilities	127,871	104,058
Stockholders’ Equity
Common Stock	270	269
Additional Paid-in Capital	67,494	63,009
Treasury Stock, at cost	(111,718)	(91,056)
Retained Earnings	857,604	806,874
Total Stockholders’ Equity	813,650	779,096
Total Liabilities and Stockholders’ Equity	$941,521	$883,154

Encore Wire Corporation
Statements of Income
(In thousands, except per share data)

	Quarter Ended September 30,				Nine Months Ended September 30,
	2020		2019		2020		2019
	(Unaudited)				(Unaudited)

Net Sales	$339,700	100.0%	$321,169	100.0%	$896,125	100.0%	$972,742	100.0%
Cost of Goods Sold	286,241	84.3%	278,181	86.6%	760,393	84.9%	842,518	86.6%
Gross Profit	53,459	15.7%	42,988	13.4%	135,732	15.1%	130,224	13.4%

Selling, General and Administrative Expenses	26,350	7.8%	22,672	7.1%	69,394	7.7%	71,515	7.4%
Operating Income	27,109	8.0%	20,316	6.3%	66,338	7.4%	58,709	6.0%

Net Interest & Other Income	39	—%	1,033	0.3%	1,190	0.1%	3,193	0.3%
Income before Income Taxes	27,148	8.0%	21,349	6.6%	67,528	7.5%	61,902	6.4%

Provision for Income Taxes	6,136	1.8%	4,948	1.5%	15,561	1.7%	14,308	1.5%
Net Income	$21,012	6.2%	$16,401	5.1%	$51,967	5.8%	$47,594	4.9%

Basic Earnings Per Share	$1.02		$0.78		$2.52		$2.28
Diluted Earnings Per Share	$1.02		$0.78		$2.51		$2.27
Weighted Average Common and Common Equivalent Shares Outstanding:
Basic	20,548		20,912		20,613		20,896
Diluted	20,602		20,991		20,664		20,985
Cash Dividends Declared per Share	$0.02		$0.02		$0.06		$0.06